Exhibit 10.62

17672 Laurel Park Drive N

November 29, 2011	Suite 400E

Mr. Rande Somma	Livonia, MI 48152
794 Palms Rd.
Bloomfield Hills, MI 48304

Dear Rande,

This is to confirm our offer of the position of Senior Adviser to the Board of Directors of Tower International, Inc. ("Tower" or the "Company"). As Senior Adviser, your intended role is to advise the Board. Subject to any applicable attorney-client privilege or privacy concerns, you will receive all materials submitted to the Board and will be invited to attend all meetings of the Board. The term of this agreement will be from January 3, 2012 through December 31, 2012 and any extension of the term must be mutually agreed by November 1, 2012. You, as well as the Company, would be free to terminate the relationship at any time.

As Senior Adviser to the Board, your Annual Retainer Fee will be $150,000, payable on a monthly basis. Of course, you will be reimbursed for all appropriate travel and business expenses that you incur in the course of performing your duties, in accordance with Tower policy. In accepting this offer, you agree that all disclosed matters remain confidential without the need for any additional formal written agreement.

To accept the position of Senior Adviser, please sign and return the attached.

Simultaneously, this letter serves as timely written notice to you that the Service Agreement between Tower Automotive, LLC and RANDE SOMMA & ASSOCIATES LLC, dated December 1, 2007 and subsequently amended, will expire without offer of renewal, effective January 2, 2012.

Do not hesitate to contact me or Bill Cook with any questions.

Sincerely,

/s/ Mark Malcolm

Mark Malcolm

President & CEO

Tower International, Inc.

Acceptance and Consent

To: Tower International, Inc. ("Tower")

I hereby accept the position of Senior Adviser to Tower's Board of Directors and agree to be named and listed as such in Company documents and public filings.

Signature:	/s/ Rande Somma

Name:	Rande Somma
Rande Somma & Associates LLC

Date:	Dec/5/2011